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SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
THOMAS GROUP, INC. (Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(2)	Form, Schedule or Registration Statement No.:
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THOMAS GROUP, INC.
5221 N. O'Connor Boulevard, Suite 500
Irving, Texas 75039-3714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held June 12, 2003

To the Holders of Common Stock of THOMAS GROUP, INC.:

        Notice is hereby given that the Year 2003 Annual Meeting of Stockholders (the "Annual Meeting") of Thomas Group, Inc., a Delaware corporation (the "Company"), will be held at the executive offices of the Company, located at 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas 75039, on Thursday, June 12, 2003 at 9:00 a.m., Dallas, Texas time, for the following purposes:

  (1)
  To elect five persons to serve as directors until the Company's Year 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

  (2)
  To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on April 25, 2003, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record of the Company's common stock on the record date are entitled to vote on matters coming before the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be maintained in the Company's offices at 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas 75039-3714, for ten days prior to the Annual Meeting.

        Please advise the Company's transfer agent, Computershare Investor Services, 12039 West Alameda Parkway, Lakewood, Colorado, 80228, of any change in your address.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided, which requires no postage if mailed within the United States.

        If you receive more than one proxy card because your shares are registered in different names or at different addresses, each such proxy card should be signed and returned to ensure that all of your shares will be voted. The proxy card should be signed by all registered holders exactly as the shares are registered. Any person giving a proxy has the power to revoke it at any time prior to the voting of the proxy and, if you are present at the Annual Meeting, you may withdraw your proxy and vote in person.

                      By Order of the Board of Directors,

                      JOHN R. HAMANN
                       Chief Executive Officer

Irving, Texas
May 1, 2003

THOMAS GROUP, INC.
5221 N. O'Connor Boulevard
Suite 500
Irving, Texas 75039-3714

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2003

        The enclosed form of proxy is solicited by the Board of Directors (the "Board") of Thomas Group, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held on June 12, 2003 (the "Annual Meeting").

        As stated in the notice to which this proxy statement is attached, matters to be acted upon at the Annual Meeting include (1) the election to the Board of five directors to serve as directors until the Company's Year 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified, and (2) the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Management does not intend to present any business at the Annual Meeting for a vote, other than the matters in the notice, and has no information that others will do so. If other matters requiring a vote of the stockholders are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them according to their judgment on those matters.

        All holders of record of shares of the Company's common stock, par value $.01 per share, of the Company at the close of business on April 25, 2003 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had outstanding 9,556,139 shares of common stock. Each share of common stock is entitled to one vote. The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, stockholders entitled to vote and present either in person or represented by proxy at the Annual Meeting have the power to adjourn the meeting from time to time without notice until a quorum is present or represented. In that case, the persons named in the accompanying form of proxy intend to vote the shares represented by the proxies held by them for an adjournment. If your shares of common stock are voted against the nominees for director, however, the proxy holders will not use their discretion to vote your shares in favor of any adjournment or postponement of the Annual Meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

        A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum is present, is required for the election of directors.

        With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld and abstentions will be excluded entirely from the vote and will have no effect on the outcome of the election of directors. Brokers who hold shares in street name for customers and do not receive voting instructions from such customers are entitled to vote on the election of directors. Under applicable Delaware law, a broker non-vote resulting from the failure to deliver voting instructions to a broker will have no effect on the election of directors.

        The shares of common stock represented by each signed proxy will be voted in accordance with the instructions given on the proxy. If a signed proxy is received but no instructions are indicated, the proxy will be voted as follows:

  •
  FOR the five nominees to the Company's board of directors named in this proxy statement; and

  •
  at the discretion of the persons named in the proxy on any other business that may properly come before the Annual Meeting.

        Any stockholder has the unconditional right to revoke his or her proxy at any time before it is voted. Any proxy given may be revoked either by (1) a written notice duly signed and delivered to the Secretary of the Company prior to the voting of the proxy, (2) executing a later-dated proxy, or (3) voting in person at the Annual Meeting (although attending the Annual Meeting without executing a ballot or executing a later-dated proxy will not constitute revocation of a proxy).

        This proxy statement and the enclosed proxy card are being mailed on or about May 5, 2003.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS

        The Company's bylaws provide that the number of directors that shall constitute the entire Board shall not be less than one and shall be fixed from time to time exclusively by the Board. The Board has set the number of directors at five. The five nominees for director listed below will stand for election at the 2003 Annual Meeting for a one year term of office expiring at the Year 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

        In a meeting of the Company's Board of Directors on April 9, 2003, James E. Dykes announced that he would not seek re-election to the Board of Directors at the Company's Annual Meeting of Stockholders on June 12, 2003. Mr. Dykes has been a Director since 1995. Also the Board nominated and elected Charles M. Harper to the Company's Board of Directors.

        The following table sets forth certain information as to the nominees for directors of the Company:

Name	Age	Positions and Offices With the Company	Director Since
John R. Hamann	51	President, Chief Executive Officer, Director	2001
John T. Chain, Jr.	68	Chairman of the Board	1995
Richard A. Freytag	69	Director	1997
Charles M. Harper	75	Director	2003
David B. Mathis	65	Director	1998

        While it is not anticipated that any of the nominees will be unable to serve, if any nominee should decline or become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.

The Board unanimously recommends a vote FOR each of the five nominees named above. Proxies executed and returned will be so voted unless contrary instructions are indicated on the proxy card.

EXECUTIVE OFFICERS AND DIRECTORS

        The following gives certain information regarding the business experience of the directors and executive officers of the Company.

        John R. Hamann joined the Company in 2001 as President and Chief Executive Officer, and as a director. Prior to joining the Company, Mr. Hamann served in a variety of roles for Sunbeam Products, Inc., most recently as President and Chief Executive Officer of its Thalia Products unit, and from 1998 to 2000 as President of its appliance division. From 1994 to 1998, Mr. Hamann served as President and Chief Executive Officer for Tempo Technology Corporation, a privately-held manufacturer of industrial diamond products. From 1989 to 1994 Mr. Hamann served in a variety of roles for Whirlpool Corporation, most recently as Vice President of the KitchenAid small appliance business unit.

        James T. Taylor, 56, joined the Company in 2001 as Vice President and Chief Financial Officer. From 1997 to 2001, Mr. Taylor served as Vice President of the Chancellor Group, a Dallas, Texas management consulting firm, where he assisted companies in restructuring, raising funds and completing initial public offerings. From 1995 to 1997, Mr. Taylor served as Vice President for Overhill Farms Corporation and led in the creation of its Food Group division. From 1986 to 1993, Mr. Taylor served as Chief Financial Officer for Elcon Industries, a privately held manufacturer/distributor of after market automotive accessories. Mr. Taylor also was a partner with Coopers & Lybrand (currently PriceWaterhouseCoopers) in both the Los Angeles and Dallas offices. Mr. Taylor is a licensed CPA and a member of Financial Executive Institute and Financial Executive Network Group.

        Jimmy C. Houlditch, 67, joined the Company in 1996 and currently serves as President of the North America Region. Prior to joining the Company, Mr. Houlditch served as Corporate Vice President of Manufacturing and Productivity for Allied Signal Corporation, as Chief Operating Officer for Allied Signal's Gas Turbine Company. He was previously with Texas Instruments Semiconductor as Senior Vice President of Automation, Quality and Worldwide Product Rationalization, and Senior Vice President of Operations for Texas Instruments' Defense Systems Electronics Company.

        G. Toby Marion, 53, joined the company in 2002 as President of the Asia/Pacific Region. Prior to joining the Company, Mr. Marion founded LCP Asia Ltd. in 1999 with the Logistics Consulting Partners Ltd. of the UK. LCP Asia Ltd. is Hong Kong's first specialist supply chain and logistics consulting company and provides advisory and tailored logistics solutions to help marketers, manufacturers and logistics multinationals in Hong Kong, China and Asia. Mr. Marion served as General Manager, Marketing Operations, Greater China; Director, COGEL, Shantou; Chairman, RLCA; Chairman, Caltex, Lianyungang LPG; Regional Coordinator, Africa; and General Manager and Director of Caltex Oil Thailand while with Caltex Petroleum from 1975 to 1998. With Caltex, Mr. Marion spent long assignments in Bahrain, Australia, Japan, Thailand, Hong Kong and China, in addition to New York and Dallas, in refining, marketing, logistics and general management. Mr. Marion has played a leading role in a number of strategic developments and new opportunities in the international oil business. Mr. Marion worked for American Cyanamid, Texaco and Union Carbide, prior to joining Caltex.

        General John T. Chain, Jr. was elected director of the Company in 1995 and as Chairman of the Board in May 1998. General Chain served as President of Quarterdeck Equity Partners, Inc., a company involved in the acquisition of suppliers to the defense and aerospace industry from 1996 until early 2003. General Chain served from 1991 until early 1996 as Executive Vice President for Burlington Northern Santa Fe Corporation. From 1986 to 1991, General Chain was Commander in Chief of the U.S. Strategic Air Command. General Chain currently serves on the board of directors for Kemper Insurance Companies, Northrop Grumman Corporation, R.J. Reynolds, and ConAgra Foods, Inc.

        Richard A. Freytag was elected director of the Company in September 1997. Mr. Freytag served as President of Citicorp Banking Corporation from 1984 until 1989, when he was appointed Chief Executive Officer. Mr. Freytag retired as an officer of Citicorp Banking Corporation in 1996 and remained both as an outside director and as vice chairman until January 1, 1998, when he retired as a director.

        David B. Mathis was elected director of the Company in 1998. Mr. Mathis serves as Chairman and Chief Executive Officer of Kemper Insurance Companies, which has operations in commercial and personal insurance, risk management, and reinsurance. Mr. Mathis' long career with Kemper has included executive assignments with both Kemper Insurance Companies and Kemper Corporation, its former publicly owned affiliate. Mr. Mathis also serves on the board of directors of the American Insurance Association, IMC Global Inc., the Museum of Science and Industry and the Chicago Symphony Orchestra.

        Charles M. Harper was elected director of the Company in April of 2003. Mr. Harper served as Chairman of the Board and Chief Executive Officer of RJR Nabisco, Inc. from 1993 until his retirement as Chief Executive Officer in 1995, and as Chairman of the Board in 1996. Prior to this Mr. Harper served as Chief Executive Officer of ConAgra, Inc. from 1975 to 1992. Mr. Harper retired from ConAgra, Inc. as Chairman of the Board and Chief Executive Officer in 1992. Prior to joining ConAgra, Inc. Mr. Harper served 20 years with the Pillsbury Company and has spent five years of his career with General Motors Corporation.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

        The Board has established four committees: Audit Committee, Nominating Committee, Corporate Governance Committee and Compensation Committee.

        The Audit Committee, was composed of Mr. Freytag, who served as the chairman, and Messrs. Mathis and Dykes met four times during the fiscal year ended December 31, 2002. The Audit Committee monitors and makes recommendations to the Board on matters pertaining to the financial management of the Company, including monitoring the adequacy and effectiveness of the internal and external audit functions, control systems, financial accounting and reporting, and adherence to applicable legal, ethical and regulatory requirements. The Audit Committee also reviews the financial performance and cash flow of the Company and makes recommendations on financial matters such as capital expenditures and dividend policy.

        The Nominating Committee was composed of Mr. Mathis, who served as the chairman, and Messrs. Chain, Freytag and Dykes met two times during the fiscal year ended December 31, 2002. The Nominating Committee determines appropriate qualifications for membership on the Board, reviews and evaluates new candidates for election to the Board, reviews and evaluates individual performance of members of the Board and reviews and evaluates candidates for reelection to the Board.

        The Corporate Governance Committee was composed of Mr. Dykes, who served as the chairman, and Messrs. Chain, Mathis and Freytag met six times during the fiscal year ended December 31, 2002. The Corporate Governance Committee provides an orientation for new Board members on the business of the Company and the operations of the Board and its committees, recommends to the Board the size and composition of the Board and the number and schedule of Board meetings, recommends to the Board all committee assignments, reviews and evaluates the effectiveness of communication between management and the Board, reviews and evaluates corporate indemnification provisions and directors and officers insurance, reviews and evaluates the functioning of the Board and the fulfillment of its legal duties and reviews management's recommended slate of officers for election by the Board.

        The Compensation Committee was composed of Mr. Dykes, who served as the chairman, and Messrs. Chain, Mathis and Freytag met five times during the fiscal year ended December 31, 2002. The Compensation Committee establishes an executive compensation policy, determines the annual and long-term compensation of the Company's executive officers, reviews the compensation of directors and members of committees of the Board, administers the Company's employee and director stock option and incentive plans, determines which individuals should receive grants or options under such plans and reviews and submits to the Board recommendations concerning new executive compensation, incentive or stock option plans.

        The Board held 28 meetings during the fiscal year ended December 31, 2002. All of the directors attended at least 75% of the meetings of the Board and its committees on which they served.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of April 15, 2003, by (1) each director and named executive officer of the Company, (2) all officers and directors of the Company as a group, and (3) all persons who are known by the Company to be beneficial owners of 5% or more of the Company's outstanding common stock.

Name and Address of Beneficial Owner	Shares Owned(1)		Percent of Class
John T. Chain, Jr.	3,253,531	(2)	34.0
Richard A. Freytag	33,956	(3)	*
James E. Dykes	24,965	(4)	*
David B. Mathis	27,781	(5)	*
Charles M. Harper	30,000		*
John R. Hamann	216,000	(6)	2.3
James T. Taylor	69,500	(7)	*
Jimmy C. Houlditch	38,642	(8)	*
G. Toby Marion	58,334	(9)	*
All officers and directors as a group (9 persons)	3,752,709	(10)	39.3
Edward P. Evans 712 Fifth Avenue New York, NY 10019	3,607,807	(11)	37.8

*
Indicates less than one percent (1%).

(1)
Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The amounts shown in the table include shares of common stock issuable upon exercise of outstanding options and warrants exercisable within 60 days of April 15, 2003. Except as otherwise noted, the address of the named individuals is 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas 75039-3714.

(2)
Includes 11,932 shares of common stock issuable upon exercise of outstanding options and warrants for 434,899 shares of common stock exercisable within 60 days of April 15, 2003.

(3)
Includes 7,077 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2003.

(4)
Includes 4,854 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2003.

(5)
Includes 10,902 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2003.

(6)
Includes 200,000 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2003.

(7)
Includes 69,500 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2003.

(8)
Includes 31,642 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2003.

(9)
Includes 33,334 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2003.

(10)
The amount shown includes a total of 369,241shares of common stock issuable upon exercise of outstanding options and warrants for 434,899 share of common stock exercisable within 60 days of April 15, 2003.

(11)
Includes warrants for 434,899 shares of common stock exercisable within 60 days of April 15, 2003.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the total compensation paid or accrued by the Company for services rendered during each of the three years ended December 31, 2002, to (1) the Company's then-current Chief Executive Officer and (2) the four other most highly compensated executive officers (collectively, the "named executive officers") whose total cash compensation for the year ended December 31, 2002 exceeded $100,000.

		Annual Compensation			Long-Term Compensation Awards
Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options	All Other Compensation
John R. Hamann, President, Chief Executive Officer	2002 2001	318,750 412,467	50,000 212,500(2)	15,400(3) 16,467(3)	100,000 100,000	2,280(4) 276,088(5)
James T. Taylor Executive Vice President and Chief Financial Officer	2002 2001	182,813 187,500(1)	50,000 90,000	7,200(3) 6,000(3)	75,000 105,000	— 1,050(6)
G. Toby Marion President, Asia/Pacific Region	2002	296,565	175,000	6,948(3)	100,000	—
Jimmy C. Houlditch, President, North America Region(8)	2002 2001 2000	351,096 396,808 —	50,000 150,000(7) —	7,200(3) 7,200(3) —	— 100 —	— — —

(1)
Represents only ten months of salary during 2001.

(2)
Represents bonus paid to Mr. Hamann for the first year of his term as Chief Executive Officer. Such bonus was guaranteed under Mr. Hamann's employment agreement.

(3)
Represents car allowances for the benefit of the named executive officers.

(4)
Represents term life insurance for the benefit of such officer, which was paid by Company.

(5)
Consists of relocation costs paid by the Company of $161,321 for real estate closing costs, $81,126 of housing expense related to a former residence, $17,126 of loan interest forgiveness and $13,185 of other relocation expense. In addition, $2,280 with respect to term life insurance for the benefit of such officer that was paid by the Company and $1,050, which represents the Company's contribution to such officers account under the Company's 401(k) Plan.

(6)
Represents the Company's contribution to such officer's account under the Company's 401(k) Plan.

(7)
Represents bonus paid in 2001 for performance achieved in 2000.

(8)
No information is provided for fiscal year 2000, in which Mr. Houlditch's cash compensation for such year was not among the four most highly compensated executive officers.

Stock Option Grants

        The following table provides information concerning the grant of stock options during the year ended December 31, 2002 to the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name			Exercise Price ($/Sh)	Expiration Date
					5%	10%
John R. Hamann	100,000	20.15	2.6730	1/14/12	(3)	(3)
James T. Taylor	75,000	15.11	1.3520	4/16/12	(3)	(3)
G. Toby Marion	100,000	20.15	2.6730	1/14/12	(3)	(3)

(1)
These options generally vest with respect to 20% of the shares issuable thereunder on the date of grant and 20% annually thereafter, with incremental monthly vesting.

(2)
Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation on the Company's common stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the common stock and overall market conditions. There can be no assurances that the potential values reflected in this table will be achieved.

(3)
For purposes of this table, the value of the common stock is $.425 per share, the average high and low sale prices of the common stock on December 31, 2002 as reported on the OTC Bulletin Board. Applying the appreciation percentages resulted in no realizable value for these option grants.

Option Exercises and Holdings

        The following table provides information related to the number and value of options held by the named executive officers of the Company at December 31, 2002. None of the named executive officers exercised any options during the year ended December 31, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND
FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options Exercisable/Unexercisable	Value of Unexercised In-The-Money Options Exercisable/Unexercisable(1)
John R. Hamann	—	—	100,000/100,000	(2)
James T. Taylor	—	—	41,500/138,500	(2)
G. Toby Marion	—	—	0/100,000	(2)
Jimmy C. Houlditch	—	—	31,642/20,000	(2)

(1)
For purposes of this table, the value of the common stock is $.425 per share, the average of the high and low sale prices of the common stock on December 31, 2002 as reported on the OTC Bulletin Board.

(2)
Less than $1,000.

Employment Agreements of Certain Executive Officers

        The Company employs Mr. Hamann and Mr. Taylor under amended employment agreements dated December 21, 2002. The Company employs Mr. Houlditch under an employment agreement dated August 12, 1996. The Company employs Mr. Marion under an employment agreement dated January 14, 2002.

        Other than Mr. Hamann and Mr. Taylor, the employment agreements for each of the named executive officers provides for base compensation, with each of such officers' base compensation potentially adjusted by the Compensation Committee of the Board. Incentive awards are based on consolidated corporate performance and, for regional presidents, individual region performance. All stock options granted under such officers' employment agreements will have exercise prices equal to the market price per share of the common stock on the date of grant and will expire 10 years from date of grant. The agreements may be terminated at will by the employee or the Company for any reason not expressly prohibited by law. In addition, each agreement contains non-competition, non-solicitation and confidentiality covenants.

        Mr. Hamann's employment agreement expires January 12, 2004. Mr. Hamann receives base compensation in the amount of $450,000 annually, which is reviewed annually by the Compensation Committee of the Board. Mr. Hamann's employment agreement may be terminated by the Company with or without cause, with or with out "Good Reason", the disability of Mr. Hamann, the death of Mr. Hamann and upon the occurrence of a "Change of Control" of the Company. A "Change in Control" includes events such as the sale of specified percentages of the Company's voting stock, a sale of substantially all of the Company's assets and similar transactions. "Good Reason" is defined to include: Mr. Hamann's decision to terminate his employment under this Agreement if the Company or any successor commits any material breach of this Agreement, or diminishes Mr. Hamann's base salary, or diminishes Mr. Hamann's duties and responsibilities below those of President and Chief Executive Officer, or at any time within one hundred and eighty days following a Change of Control.

        In the event of termination within 24 months of the effective date of a Change of Control, Mr. Hamann's employment is terminated by the Company without cause or by Mr. Hamann, for Good Reason, Mr. Hamann will, within 30 days following the date of termination, receive the following severance benefits: (a) a lump sum amount equal to two times the sum of his base salary as set or approved by the Board, plus an additional amount equal to the greater of two times the incentive compensation actually paid to Mr. Hamann for the Company's prior fiscal year or two times the target incentive compensation for the current fiscal year, and (b) the vesting and exercisability of all unvested, outstanding options to purchase common stock then held by Mr. Hamann will be fully accelerated. If, for example, Mr. Hamann's employment had been terminated without cause as of January 1, 2003, Mr. Hamann would have been entitled to receive severance payments, under a Change of Control, of approximately $1.3 million. In the event of termination by the Company without cause, Mr. Hamann would receive a lump sum payment in cash, not later than 20 days after the termination of Mr. Hamann's employment, in an amount equal to the total of (a) 1.5 times Mr. Hamann's then-current base salary, plus (b) 18 months of incentive compensation at the target incentive compensation of 50% of base compensation. In addition, the vesting and exercisability of all unvested, outstanding options to purchase common stock then held by Mr. Hamann will be fully accelerated. If the Company had terminated Mr. Hamann's employment without cause as of January 1, 2003, Mr. Hamann would have been entitled to receive severance payments of approximately $1.0 million. Mr. Hamann's employment agreement also contains non-competition, non-solicitation and confidentiality covenants.

        Mr. Taylor's employment agreement remains in effect until terminated in accordance with the provisions contained in the agreement. Mr. Taylor is compensated at the rate of $18,750 per month under Mr. Taylor's employment agreement. Mr. Taylor is eligible to receive, with respect to each fiscal year of the Company during Mr. Taylor's employment, an amount set forth in the Company's Incentive Compensation Plan if and only if the Company achieves certain annual revenue and earnings targets established by the Company, in its sole discretion. Mr. Taylor's employment contract may be terminated by the death of Mr. Taylor, the disability of Mr. Taylor, termination by the Company with or without cause or upon the occurrence of a "Change of Control". A "Change of Control" includes events such as the sale of specified percentages of the Company's voting stock, a sale of substantially all of the Company's assets and similar transactions. "Good Reason" under Mr. Taylor's agreement is defined to include a material breach of the agreement by the Company or its successor or diminishment of Mr. Taylor's base salary or duties and responsibilities as Chief Financial Officer.

        In the event of termination within 13 months of the effective date of a Change of Control, Mr. Taylor's employment is terminated by the Company without cause or by Mr. Taylor for Good Reason, Mr. Taylor will, within 30 days following the date of termination, receive the following severance benefits: (a) a lump sum amount equal to two times the sum of his base salary as set and/or approved by the Board, plus an additional amount equal to the greater of two times the incentive compensation actually paid to Mr. Taylor for the Company's prior fiscal year or two times the target incentive compensation for the current fiscal year, and (b) the vesting and exercisability of all unvested, outstanding options to purchase common stock then held by Mr. Taylor will be fully accelerated. For example, if Mr. Taylor's employment had been terminated without cause as of January 1, 2003, Mr. Taylor would have been entitled to receive severance payments, under a Change of Control, of approximately $0.6 million. If Mr. Taylor's employment were terminated by the Company without cause, Mr. Taylor would receive: (a) any base salary earned and unpaid through the date of such termination of employment, and (b) any business expenses otherwise due to Mr. Taylor through the date of such termination without cause. In the event of a termination without cause, Mr. Taylor would receive a lump sum amount equal to 12 months of base salary. If the Company had terminated Mr. Taylor's employment without cause as of January 1, 2003, Mr. Taylor would have been entitled to receive payments of approximately $0.2 million. Mr. Taylor's employment agreement also contains non-competition, non-solicitation and confidentiality covenants.

Directors' Compensation

        With the exception of the Chairman of the Board, each non-employee director serving for the entirety of calendar year 2002 earned shares of common stock of the Company having a value of $6,250. In 2002, General Chain, Chairman of the Board, earned shares of common stock of the Company having a value of $12,500. In addition, all directors were reimbursed for their out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. No additional amounts are payable for committee participation or special assignments. Directors who are employees of the Company did not receive any compensation in their capacity as directors.

Compensation Committee Interlocks and Insider Participation

        Compensation decisions with respect to the executive officers of the Company are made by the Compensation Committee (the "Committee"), which is comprised of Mr. Dykes, General Chain, Mr. Mathis and Mr. Freytag. From July 1997 to July 1998, Mr. Dykes served a one-year appointment as Executive Vice President of Corporate Development for the Company. Mr. Mathis serves as Chairman and Chief Executive Officer of Kemper Insurance Companies. The Company paid insurance premiums of approximately $193,000 to Kemper Insurance Companies during 2002 primarily for workers compensation, international, property and casualty and automobile coverage.

Report of the Compensation Committee on Executive Compensation

        The Committee consists of Board members who are "disinterested persons" as that term is defined in the Exchange Act, and who are "outside directors" under the Internal Revenue Code of 1986, as amended.

Compensation Philosophy

        The Committee works with senior management to develop and implement the Company's executive compensation philosophy. Generally, the Company's philosophy on executive compensation has been to provide a base cash compensation and to provide additional incentive compensation in the form of cash bonuses and grants of options based on the realization of stated objectives, expected to result in improvements in total stockholder return. Stated another way, the Company's executive compensation policy is based on pay-for-performance.

Executive Compensation

        During 2002, Mr. Hamann, the Company's Chief Executive Officer, received base compensation related primarily to competitive factors and the level of his responsibilities. Also during 2002, Mr. Hamann received incentive compensation in the amount of $50,000. Effective April 1, 2002 through December 31, 2002, Mr. Hamann was paid 25% less than his base salary, in response to the Company's liquidity constraints during 2002.

        Effective January 1, 1999, the Company adopted an Executive Incentive Compensation Plan covering the Chief Executive Officer, the Chief Financial Officer and the Regional Presidents. Under this plan, financial performance measures were to be set at the beginning of each fiscal year. For each fiscal year since 1999, performance for each participant was measured by the amount of revenue generated by the Company and the return on revenue.

        The incentive plan was modified in 2000, such that the incentive awards for the Chief Executive Officer and Chief Financial Officer are based solely on consolidated corporate performance for each measure. The incentive awards for the Regional Presidents are based on consolidated corporate performance and individual regional performance, weighted equally. Each incentive plan participant must meet a minimum threshold level of performance on both measures before any award could be paid to the participant. In 2002, the Committee made an award of incentive compensation to certain Regional Presidents based on the achievement of the revenue and return on revenue objectives, and an earnings per share objective agreed upon by the Committee.

        The Committee endorses the view that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The Company's equity-based compensation plans facilitate equity ownership by management.

        In granting stock options under the Company's stock option plans, the Committee considers the total number of shares available for future grants, prior grants outstanding and estimated requirements for future grants. Option grants to management, with the exception of grants to the Chief Executive Officer, generally are proposed to the Committee by the Chief Executive Officer. The Committee then discusses with the Chief Executive Officer his proposals and recommendations, each participant's position and scope of responsibilities, the strategic and operational goals of the Company, and the expected future performance of each participant to achieve these goals. Awards granted to the Chief Executive Officer are determined separately by the Committee based on the same criteria as grants to other management, as well as the Committee's perception of the Chief Executive Officer's expected future contributions to the Company's achievement of its long-term performance goals.

        As the Company moves forward in its efforts to create stockholder value in the years ahead, the Committee will continue to review, monitor and evaluate the Company's program for executive compensation to ensure that it is internally effective in support of the Company's strategy, is competitive in the marketplace to attract, retain and motivate the talent needed to achieve the Company's objectives, and appropriately rewards the creation of value on behalf of the Company's stockholders.

        Respectfully submitted,

        Compensation Committee

            James E. Dykes, Chairman
                Gen. John T. Chain, Jr.
                    Richard A. Freytag
                        David B. Mathis

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is appointed by the Board and operates pursuant to a formal written charter that was adopted by the Board in August 1999. The Audit Committee charter provides that the Audit Committee shall have at least three directors, all of whom are independent of management. Each of Messrs. Freytag and Mathis is independent of management. Mr. Dykes served a one-year appointment as Executive Vice President of Corporate Development for the Company from July 1997 to July 1998. The Board has determined that, in its opinion, Mr. Dykes is independent of management and has no relationship that would interfere with the exercise of his independent judgment as a member of the Audit Committee. In reaching its determination, the Board took into account the brevity of Mr. Dykes' tenure as an officer of the Company, his previous service as an independent director, and the fact that more than five years have passed since he was an officer of the Company.

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for conducting an audit and based on that audit, expressing an opinion on the Company's consolidated financial statements.

        In this context, the Audit Committee has reviewed the audited consolidated financial statements and the quarterly condensed consolidated financial statements for 2002, and has discussed the financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors their independence from the Company and its management. Additionally, the Audit Committee has recommended to the Board the selection of Ernst & Young LLP ("Ernst & Young") for the audit of the 2003 financial statements.

        Management is responsible for the Company's financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or its responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company's financial statements. The Audit Committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's independent accountants are in fact "independent."

        Based on the Audit Committee's discussions with management and Ernst & Young, the Audit Committee's review of the representations of management, and the report of Ernst & Young, the Audit

Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

        Respectfully submitted,

        Audit Committee

            Richard A. Freytag, Chairman
                James E. Dykes
                    David B. Mathis

COMPARISON OF TOTAL STOCKHOLDER RETURNS

        The following graph sets forth the Company's total stockholder return as compared to The NASDAQ Stock Market (US) Index and an index of companies having a market capitalization of $3.0 million to $20.0 million, over the period beginning January 1, 1998 and ending December 31, 2002. The total stockholder return assumes $100 invested at the beginning of the period in the Company's common stock, The NASDAQ Stock Market (US) Index and the index of companies having a market capitalization of $3.0 million to $20.0 million. The Company has chosen an index of companies having a market capitalization of $3.0 million to $20.0 million for the following reasons: this is the historical market capitalization range for the Company's common stock, the stock price performance for companies in that range tends to react to market forces in a similar fashion, and the Company has no true public company peer group.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG THOMAS GROUP, INC.,
THE NASDAQ STOCK MARKET (US) INDEX AND PEER GROUP INDEX

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Thomas Group, Inc.	100.00	82.00	90.00	41.00	18.00	3.60
Peer Group Index	100.00	68.93	82.29	28.82	18.88	7.98
NASDAQ Market Index	100.00	141.04	248.76	156.35	124.64	86.94

Assumes $100 Invested on January 1, 1998
Assumes Dividend Reinvested Through December 31, 2002

CERTAIN TRANSACTIONS

        During 2002, the Company issued three promissory notes; two to its current Chairman of the Board, General John T. Chain, Jr., and one to its Chief Executive Officer, John R. Hamann. The notes are subordinated to the Company's senior lender and bear interest at prime plus 6%. The two promissory notes issued to General Chain have principal balances of $1.0 million and $400,000 with maturity dates of April 1 and June 1 of 2004, respectively. The promissory note issued to Mr. Hamann had a principal balance of $92,000 and was paid in full, plus interest, with the Company's senior lenders' approval, on April 8, 2002. In addition, the Company issued two $1.0 million subordinated convertible notes to General Chain and Edward P. Evans, a holder of more than 5% of the Company's outstanding common stock. At the Company's 2002 Annual Meeting held on November 11, 2002, the stockholders of the Company voted to approve the conversion of the two $1.0 million notes to common stock of the Company. The notes, principal plus interest, were converted into 2,691,112 and 2,672,890 shares of common stock at a conversion price of $0.375 per share for General Chain and Mr. Evans, respectively. After conversion of the notes and related interest, General Chain and Mr. Evans hold approximately 29% and 33% of the Company's outstanding common stock, respectively. In consideration of the notes, General Chain and Mr. Evans each received warrants to purchase 434,899 shares of common stock. If General Chain or Mr. Evans exercise their warrant, each could own an additional 3% of the common stock (based on the fully diluted ownership of the Company as of December 31, 2002), or approximately 32% and 36%, respectively.

        Mr. Mathis serves as Chairman and Chief Executive Officer of Kemper Insurance Companies. The Company paid insurance premiums of approximately $193,000 to Kemper Insurance Companies during 2002 primarily for workers compensation, international, property and casualty and automobile insurance coverage.

SECTION 16(a) REPORTING

        Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and to furnish to the Company copies of such reports. Based solely on the review of copies of the forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its officers, directors and 10% stockholders were timely, except for: one Form 4 for Mr. Marion relating to an open market acquisition of the Company's common stock in November 2002 and one Form 4 for each of Mr. Taylor and Mr. Hamann relating to stock option grants in April and January 2002, respectively.

INDEPENDENT AUDITORS

        The firm of Ernst & Young, independent auditors, has been selected by the Board to serve as the Company's auditors for the fiscal year ending December 31, 2003. A representative of Ernst & Young is expected to be present at the Annual Meeting in order to make a statement if he so desires and to respond to appropriate questions.

        Audit Fees.    The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for that year were $218,342.

        All Other Fees.    All other fees billed by Ernst & Young LLP for 2002 totaled $276,500, for audit-related services such as accounting consultations and tax services.

STOCKHOLDER PROPOSALS

        In order for stockholder proposals to receive consideration for inclusion in the Company's Proxy Statement for its Annual Meeting of Stockholders to take place in 2004, such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission, and must be received at the Company's offices at 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas, 75039-3714, Attention: Secretary, by April 1, 2004.

        The Company's Bylaws contain a provision which requires that a stockholder may nominate a person for election as a director only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of the Company not later than 30 nor more than 60 days prior to an annual meeting. The Company expects to hold its 2004 Annual Meeting on or about June 15, 2004. Assuming that it is held on schedule, the Company must receive notice of a stockholder's intention to introduce a nomination or other item of business at that meeting between April 16 and May 16, 2003. If notice is not received within those dates, or if other requirements of the SEC rules are met, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies if those matters are raised at the meeting.

        The Bylaw provision also requires that any such notice set forth, among other things, the name and address of the stockholder giving the notice, as it appears on the Company's books and records, and the class and number of shares of capital stock of the Company owned by such stockholder. Such notice must also contain such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board. Such notice must also be accompanied by the written consent of the person being nominated to the naming of that person in the proxy statement for such year's Annual Meeting as a nominee and to serve as a director if elected. The chairman of the Annual Meeting shall, if facts warrant, determine and declare to the Annual Meeting that a nomination has not been made in accordance with these procedures and if the chairman should so determine, he or she shall so declare to the Annual Meeting and the defective nomination shall be disregarded. No stockholder has nominated a candidate for election to the Board at the Annual Meeting.

SOLICITATION OF PROXIES

        The Company will pay the expenses of this proxy solicitation. In addition to the solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone, if deemed necessary. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by the brokers and fiduciaries, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

OTHER MATTERS

        The Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which includes financial statements, is enclosed with this Proxy Statement. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the Annual Meeting.

        A copy of the Company's Annual Report on Form 10-K will be furnished at no charge to each person to whom a proxy statement is delivered upon receipt of a written request of such person addressed to Thomas Group, Inc., 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas 75039-3714, telephone (972) 869-3400. The Company will also furnish such Annual Report on Form 10-K to any "beneficial owner" of such securities at no charge upon receipt of a written request, addressed to the Company, containing a good faith representation that, at the record date, such person was a beneficial owner of securities of the Company entitled to vote at the Annual Meeting. Copies of any exhibit to the Form 10-K will be furnished upon the payment of a reasonable fee.

        The Board is not aware of any matter, other than the matters described above, to be presented for action at the Annual Meeting. However, if any other proper items of business should come before the Annual Meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

        Information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Company is based upon information received from the individual directors and officers.

        Please mark, sign, date and return the proxy card at your earliest convenience in the enclosed return envelope. No postage is required if the proxy card is mailed in the United States. A prompt return of your proxy card will be appreciated, as it will save the expense of further mailings.

By Order of the Board of Directors,
JOHN R. HAMANN President and Chief Executive Officer
Irving, Texas May 1, 2003

PROXY

THOMAS GROUP, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints John R. Hamann and James T. Taylor, and each of them with full power of substitution, proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Thomas Group, Inc. (the "Company") to be held on Thursday, June 12, 2003, at the principal executive offices of the Company, located at 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas at 9:00 A.M., Cental time, and any and all adjournments or postponements thereof, including (without limiting the generality of the foregoing) to vote and act as follows:

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL SET FORTH ON THE REVERSE SIDE.

            (Change of Address)

            (If you have written in the above space, please mark
            the corresponding box on the reverse side of this card.)

            Please complete, date, sign and mail this Proxy
            promptly in the enclosed envelope.
            No postage is required for mailing in the United States.

            SEE REVERSE SIDE

        THOMAS GROUP, INC. PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.	Proposal to elect five Directors, Nominees:	FOR	WITHHELD	WITHHELD FOR
	01 JOHN T. CHAIN, JR., 02 RICHARD A. FREYTAG, 03 JOHN R. HAMANN, 04 CHARLES M. HARPER, 05 DAVID B. MATHIS	☐	FOR ALL ☐	ALL EXCEPT ☐
Nominee(s) Excepted
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This Proxy will be voted at the Annual Meeting or any adjournment or postponement thereof as specified.
This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.
Change of Address ☐
	SIGNATURE(S)	DATE

	SIGNATURE(S)	DATE

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be Held June 12, 2003
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS To Be Held June 12, 2003
PROPOSAL NUMBER 1 ELECTION OF DIRECTORS
EXECUTIVE OFFICERS AND DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
REPORT OF THE AUDIT COMMITTEE
COMPARISON OF TOTAL STOCKHOLDER RETURNS
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG THOMAS GROUP, INC., THE NASDAQ STOCK MARKET (US) INDEX AND PEER GROUP INDEX
Assumes $100 Invested on January 1, 1998 Assumes Dividend Reinvested Through December 31, 2002
CERTAIN TRANSACTIONS
SECTION 16(a) REPORTING
INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
SOLICITATION OF PROXIES
OTHER MATTERS
PROXY CARD